EXHIBIT 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

That certain Amended and Restated Executive Employment Agreement dated September 19, 2023 (“Agreement”), by and between Sean Compton, (“Employee”) and Nexstar Media Group, Inc. or its predecessors (the “Company”) is hereby amended effective May 2, 2025 as follows:

1.
All references to Nexstar Media Group, Inc. are amended to read “Nexstar Media Inc.”
2.
Paragraph 3(c) is deleted in its entirety and replaced with the following:

“[This Paragraph is Intentionally Left Blank]”

All other references to Paragraph 3(c) in the Agreement are deleted in their entirety.

3.
Paragraph 4(b) is deleted in its entirety and replaced with the following:

“(b) Discretionary Bonus. After the end of each Company fiscal year during the term of this Agreement, Executive will be eligible to receive a discretionary annual bonus (the “Bonus”), in an amount, if any, up to one hundred percent (100%) of Executive’s annual base salary in effect at the end of that fiscal year (or in excess of such amount as the CEO and/or COO, with the approval of the Compensation Committee of the Company’s board of directors (the “Compensation Committee”), may determine is appropriate), pro-rated for any partial fiscal year during which Executive is employed by the Company pursuant to this Agreement, to be determined by the CEO and/or COO, with the approval of the Compensation Committee. Beginning in FY2025 (to be paid in Q1 2026), Executive’s annual bonus will be based on the following criteria:

1.
Thirty percent (30%) earned if Nexstar Media Group, Inc. exceeds ninety percent (90%) of budgeted Net Revenue or Adjusted EBITDA for the fiscal year.
2.
Seventy percent (70%) earned at the discretion of the CEO and/or Compensation Committee.

Adjusted EBITDA and Net Revenue targets are those budget metrics set forth in the annual budget approved by the Board of Directors in Q1 of each fiscal year. The CEO and Compensation Committee of the Board, in their discretion, may consider adjustments to Adjusted EBITDA and/or Net Revenue for non-standard, non-recurring items, including but not limited to, restructuring costs, acquisition and divestiture impacts, unusual material tax items, changes in accounting principles and guidance, and other non-recurring items.

Discretionary targets will be based on financial, operational or strategic objectives specific to Executive's line of business as established by the CEO, COO, and/or the Compensation Committee of the Board each fiscal year.”

4.
Governing Law. This Amendment is governed by and construed in accordance with the internal law of the State of Delaware without giving effect to any choice of law or conflict provision or rule that would cause the laws of any jurisdiction other than the State of Delaware to be applied.
5.
Amendment; Modification. This Amendment may not be amended, modified or supplemented other than in a writing signed by the parties hereto.
6.
Entire Agreement. The Agreement as amended by this Amendment is hereby ratified in full and embodies the entire agreement between the parties hereto with respect to Employee’s employment with the Company, and there have been and are no other agreements, representations or warranties between the parties regarding such matters.
7.
Counterparts. This Amendment may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

/s/ Sean Compton
Sean Compton
Executive

ACCEPTED AND AGREED:

NEXSTAR MEDIA INC.

/s/ Michael Biard
Michael Biard
President & Chief Operating Officer